Transportation and Logistics Systems, Inc.
5500 Military Trail
Suite 22-357
Jupiter, Florida 33458

November 10, 2021

Mr. James Giordano
Delivered via Email

Re: Key Terms of Proposed Employment

Dear James,

The following outlines the salient proposed terms and conditions set forth in this letter, which set forth your employment with Transportation and Logistics Systems, Inc.

Duties

In your capacity as Chief Financial Officer of Transportation and Logistics Systems, Inc. ("CFO") you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you by the Chief Executive Officer ("CEO") of the Company or the Board. As the CFO, you will be responsible for managing the financial operations of Transportation and Logistics Systems, Inc. You will report directly to the CEO of the Company. You agree to devote a majority of your business attention and best efforts to the performance of your duties and to the furtherance of the Company's interests. An integral part of your duties and responsibilities will helping establish the strategies of the Company to be approved by the Board and direct oversight of the implementation of financial plans consistent with the strategies under the direction of the CEO.

Location

Your principal place of employment shall be the New York Metropolitan area and you will not be required to relocate. You will be required periodically to travel in connection with the transportation and logistics business of the Company's operating subsidiaries, the contemplated acquisition program of the Company, or other normal business reasons.

Start Date

Subject to satisfaction of all of the conditions described in this letter, your employment will be effective upon ~~December 1, 2021~~.
JANUARY 3rd 2022

Term

Your employment with Transportation and Logistics Systems, Inc. is at will. This means your employment is for an indefinite period of time and it is subject to termination by you or Transportation and Logistics Systems, Inc., with or without cause, with or without notice, and at any time.

Compensation

In consideration of your services, you will be paid an initial base salary of $250,000 per year (the "Base Salary"), subject to review annually, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Base Salary for each subsequent year will be reviewed by the Board no later than thirty (30) days prior to the commencement year. The base salary cannot be reduced. The review by the BOD is for annual merit increases.

You will be granted a car allowance in the amount of $800 per calendar month payable with the first payroll of each calendar month.

Bonuses

For the first year of employment and thirty (30) days prior to the commence of each subsequent year, the parties will mutually agree to a bonus program and specific quarterly and/or annual bonus milestones ("Bonus Milestones") that would enable you to earn cash bonuses:

Such Bonus Milestones shall be for to be paid to you based upon achieving certain financial results. The bonus structure will be determined during the first 30 days of employment with Transportation and Logistics Systems Inc. The bonus potential will be up to 50% of the annual base salary.

Notwithstanding the foregoing, your compensation and bonus structure shall be reviewed annually and renegotiated in good faith to account for any changes to bonus criteria.

Equity Grants

Upon approval by the Board of Directors, you will be granted nonqualified stock options, at a level consistent with other members of management of the Company, under the terms of a new Equity Incentive Plan ("EIP") to be established by the Company. Such EIP has not yet been established, but the Company is expected to propose and establish such EIP sometime in 2022, subject to the approval of the Stockholders of TLSS.

Benefits

You will be eligible to participate in any employee benefit plans and programs generally available to the Company's executives, including health and other benefits, subject to the terms and conditions of such plans and programs, provided however, that the Company shall pay the premiums associated with the your participation in the Company's medical and dental plans. You will be entitled to four(4) weeks of paid vacation annually and at such times that do not interfere with the Company's filing of reports and registration statements with the SEC and would not otherwise conflict with any activities approved by the Board.

The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Expense Reimbursement

You will be entitled to reimbursement for gas, tolls, and any reasonable and customary business, entertainment and travel expenses incurred on behalf of the Company that are consistent with the Companies expense policies and approved by the finance department upon your submission of documentation and receipts when appropriate.

You will be reimbursed for professional organizations and certifications up to $1,000 per calendar year beginning January 2022.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to me. This offer is open for you to accept no later than November 11, 2021. We look forward to hearing from you.

Sincerely yours,

John Mercadante

John Mercadante
Chairman and CEO

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

James Giordano
Date: